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                                                                  Exhibit 5

                        [Parker Drilling letterhead]

                                   May 6, 2005



Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, TX 77077


Re:  Parker Drilling Company Registration Statement on Form S-8

Ladies & Gentlemen:

         I have acted as counsel to Parker Drilling Company, a Delaware corporation (the "Company"), in connection with the registration of 3,950,134 shares of the Company's Common Stock, $0.16 2/3 par value per share (the "Shares"), by the Company on a Registration Statement filed with the Securities and Exchange Commission (the "Commission") on Form S-8 (the "Registration Statement"). The Shares are issuable in connection with the Parker Drilling Company 2005 Long-Term Incentive Plan (the "2005 Plan").

         I have examined the Registration Statement being filed contemporaneously herewith. I have also examined and am familiar with an original or copy, the authenticity of which has been established to my satisfaction, of the 2005 Plan and all such documents, corporate records, and other instruments as I have deemed necessary to express the opinion herein set forth. I have assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of Common Stock of the Company.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2005 Plan and applicable authorized forms of agreement thereunder, will be validly issued, fully paid and non-assessable.

         I am a member of the bar of the State of Oklahoma. My opinion expressed above is limited to the corporate law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the judicial decisions interpreting these laws, and the federal laws of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to myself in Item 5 of Part II thereof. In giving this consent, I do not



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thereby admit that I am in a category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

         I am a Vice President and General Counsel of the Company.


                                                  Very truly yours,


                                                  /s/ Ronald C. Potter
                                                  Ronald C. Potter